Exhibit 10.12

FIRST-CITIZENS BANK & TRUST COMPANY
LONG-TERM INCENTIVE PLAN

Long-Term Incentive Plan Award Agreement1

Name of Participant:
Title:
Grant Date:
Performance Period:

THIS AGREEMENT ("Agreement"), made effective the ___ day of ______ between First-Citizens Bank & Trust Company (the "Company"), and ____________, an employee of the Company or an affiliate (the "Participant"). Where the context permits, the use of the term “Company” shall be interpreted to include, as appropriate, a reference to the appropriate Company affiliate.
R E C I T A L S :
In furtherance of the purposes of the First-Citizens Bank & Trust Company Long-Term Incentive Performance Plan, as it may be hereafter amended (the "Plan"), and in consideration of the services of the Participant and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant hereby agree as follows:
1.Incorporation of Plan. The rights and duties of the Company and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, a copy of which is delivered herewith or has been previously provided to the Participant, and the terms of which are incorporated herein by reference. In the event of any conflict between the provisions in the Agreement and those of the Plan, the provisions of the Plan shall govern. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.
2.Performance Award. Subject to the terms of this Agreement and the Plan, the Company hereby grants the Participant a long-term incentive compensation opportunity (the “Award”) in accordance with the following provisions:
(a)The Award shall equal the annualized rate of salary of the Participant in effect on _________, multiplied by the percentage (the “Award Percentage”) determined in accordance with the following table based upon the rate of growth in Tangible Book Value per share of the Company (“TBV”) plus the aggregate dividends declared on the Company’s common stock during the Performance Period (the “TBV+D Growth Rate”):

TBV+D Growth Rate	Award Percentage of Salary
Threshold Level: 12%	___%
Target Level: 30%	___%
Stretch Level: 48%	___%

(b)For this purpose, the TBV+D Growth Rate for the Performance Period shall be determined by the Committee in accordance with the following formula:
(Ending TBV minus Beginning TBV) plus aggregate Dividends
Beginning TBV
1     Important state-specific modifications to this Agreement are contained in Appendices to this Agreement.

Exhibit 10.12

(c)The TBV at the beginning and ending of the Performance Period shall be determined by reference to the audited financial statements of the Company. If the TBV+D Growth Rate does not at least equal the Threshold Level, no Award will be earned by the Participant for the Performance Period. If the TBV+D Growth Rate exceeds the Threshold Level but not the Target Level or exceeds the Target Level but not the Stretch Level, then the Award Percentage earned will be interpolated by the Committee from the table above. A TBV+D Growth Rate in excess of the Stretch Level will not result in an increase in the Award Percentage.
(d)     Notwithstanding the foregoing, computations of the Award and the components used to determine the Award shall be subject to equitable adjustments by the Committee so as not to be distorted or unduly affected by extraordinary events, such as, but not limited to, acquisitions, mergers, sales, recapitalizations, stock redemptions, all as determined in the sole discretion of the Committee.

3.Vesting of Award. The Participant expressly acknowledges and agrees that a goal of the Plan is to incentivize continued employment with the Company. Accordingly, in order to earn the Award, the Participant understands and agrees that the Participant shall be required to remain in the employment of the Company for the duration of the Performance Period and until the earlier of (a) the payment date; or (b) a period of ninety (90) days following the end of the Performance Period. Consistent with the above, and subject to the terms of the Plan and the Agreement, the Award shall be 100% vested and earned on the payment date following the ending of the Performance Period (the “Vesting Date”), and no portion of the Award shall be vested or earned until such date. The Committee has sole authority to determine in its absolute discretion whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.
4.Forfeiture of Award. Except as may otherwise be provided in the Plan or this Agreement (including but not limited to the provisions of Section 5(b) below) or applicable state laws, in the event that the employment of the Participant with the Company terminates for any reason and the Award has not vested pursuant to Section 3 or the Participant violates the provisions of Section 8 of this Agreement at any time, then the Award shall be forfeited immediately upon such termination or violation, and the Participant shall have no further right with respect to the Award. The Committee (or its designee, to the extent permitted under the Plan) shall have the sole discretion to determine if a Participant’s rights have terminated pursuant to the Plan and this Agreement, including but not limited to the authority to determine the basis for the Participant’s termination of employment or violation of Section 8. The Participant expressly acknowledges and agrees that, except as otherwise provided in this Agreement, the termination of the Participant’s employment shall result in forfeiture of the Award and any underlying payout to the extent the Award has not vested as of the Participant’s termination of employment date, and further, that the Participant’s violation of Section 8 of this Agreement shall result in the forfeiture of the Award in all cases.
5.Award Payout.
(a)The Award shall be paid in cash in the calendar year following the end of the Performance Period and determination of the amount, if any, of the Award earned by the Participant during the Performance Period, but in no event later than 90 days following the last day of the Performance Period.
(b)If the Participant dies, retires, becomes disabled, is assigned to a different position, is granted a leave of absence, or if the Participant's employment is otherwise terminated (except for cause) by the Company during the Performance Period (or following the Performance Period but prior to the

Exhibit 10.12

Vesting Date), or if the Participant voluntarily terminates employment following the end of Performance Period but prior to the Vesting Date, a pro rata share of the Participant's Award based on the period of actual participation may, at the Committee's sole discretion and subject to any conditions or contingencies that the Committee may require, be paid after the end of the Performance Period if and to the extent that it would have become earned and payable had the Participant's employment status not changed during the Performance Period, or prior to the Vesting Date.
6.No Right of Continued Employment. Neither the Plan, this Agreement, nor the Award shall confer upon the Participant any right to continue in the employment of the Company or to interfere in any way with the right of the Company to terminate the Participant’s employment at any time. Except as otherwise expressly provided in the Plan or this Agreement, or as determined by the Committee, all rights of the Participant with respect to the Award shall terminate upon termination of the employment of the Participant with the Company.
7.Nontransferability of Award. The Award, and any Award payout, shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession. The designation of a beneficiary in accordance with the Plan procedures does not constitute a transfer.
8.    Nonsolicitation and Nondisclosure. During the course of the Participant's employment with the Company, the Participant has been and shall continue to be given, and has obtained and developed and shall continue to obtain and develop, substantial knowledge of and familiarity with the customers and prospective customers of the Company, and the Company’s dealings with them, and other information concerning the Company’s business. In addition, the Company has spent and shall continue to spend considerable amounts of time, effort, and resources in providing the Participant with, and the Participant has participated and shall continue to participate in the development of, confidential information relating to the Company's business. Such confidential information may include but is not limited to (i) lists of customers and prospective customers, (ii) nonpublic and proprietary information associated with such entities (including but not limited to requirements, preferences and specifications), (iii) other nonpublic and proprietary information relating to the Company's business (including but not limited to research and development, formulae, production methods, computer programs, marketing investigations and strategies, prices, costs, discounts, and future plans), and (iv) intellectual property, including but not limited to copyrights, trademarks, trade secrets, inventions, and patents (collectively, the "Information"), all of which constitute valuable assets and privileged information of the Company, which Information is particularly sensitive due to the fiduciary responsibilities and public trust inherent in Company’s business. The Participant acknowledges and agrees that the Company has a right to and does regard all such Information as proprietary, and as trade secret or confidential, and has a right to protect it from disclosure and misuse. For and in consideration of the Participant’s employment with the Company, the Award, to protect the Company from the Participant's use, disclosure, or exploitation of customer and prospective customer contacts and the Information, and to provide assurance to the Company that it safely may continue to provide the Participant with Information relating to the Company's business, subject to the limitations set forth below in subparagraph (d), the Participant expressly covenants and agrees as follows:
(a)    Covenant of Nonsolicitation.2 During the term of the Participant's employment by the Company and for a period of one (1) year after the termination of that employment, for any or no reason, the Participant shall not, directly or indirectly, through any person or entity, other tha
2     Important state-specific modifications to this Covenant of Nonsolicitation are set forth in Appendix A to this Agreement.

Exhibit 10.12

n on behalf of the Company, without the prior written consent of the Company (which consent may be withheld in the Company's sole discretion):
    (i)     solicit any Customer or Prospective Customer of the Company with whom the Participant had Material Contact on behalf of the Company during the Look Back Period to do any banking or banking-related business with the Participant or with any other bank, trust company, or financial services firm;
    (ii)     divert or attempt to divert, or recommend or advise that any other person or entity divert or attempt to divert, the business of any Customer or Prospective Customer of the Company with whom the Participant had Material Contact on behalf of the Company during the Look Back Period to any other bank, trust company, or financial services firm; or
    (iii)    employ or solicit for employment, or advise or recommend to any other person that such person employ or solicit for employment, any person employed by the Company who was supervised by the Participant or otherwise personally known to the Participant in connection with and as a result of the Participant’s employment with the Company;
(b)     Covenant of Nondisclosure.3 At all times, whether during the Participant's employment with the Company or after the termination of the Participant's employment for any reason, the Participant agrees as follows:
    (i)    The Participant shall treat as confidential, not disclose, and use only for the advancement of the interests of the Company, all information, plans, records, trade secrets, business secrets, and confidential or other data of the Company submitted to the Participant or compiled, received, or otherwise discovered by the Participant, including but not limited to the Information, from time to time in the course of the Participant's employment by the Company for use in the Company's business, which the Participant knows to have been acquired by him or her in confidence or which the Participant knows would not otherwise be available to competitors of the Company or to members of the public and which would not otherwise become known to said competitors or members of the public. For purposes of this Section 8, "trade secrets" shall mean any information concerning any matters relating to the affairs or business of the Company, including, without limitation, (i) the names or addresses of any customers of the Company; (ii) information concerning the accounts or portfolios of the customers of the Company; and (iii) any other information concerning the business of the Company, its manner of operation, its plans, or other related data.
    (ii)    The Participant agrees that all customer records, files, lists, information, data, forms, notes, or questionnaires, whether written, printed or electronically stored, including all or any information collected by the Participant from any source within or by any means from the Company are deemed to be the sole property of the Company. The Participant will not remove any such materials from the offices or other premises of the Company, either in original form, copy or electronic form, or transmit such information or materials verbally or in written form, except as necessary in the ordinary course of conducting business for the Company. The Participant further agrees that, upon termination of the Participant's employment with the Company, for
3     Important state-specific modifications to this Covenant of Nondisclosure are set forth in Appendix B to this Agreement.

Exhibit 10.12

any or no cause, voluntarily or involuntarily, or at any other time upon the Company's request, the Participant shall immediately return to the Company any and all property, customer lists, information, forms, formulae, plans, documents, memoranda, notes, records, and other written or electronic material or data, software, or firmware, and all copies of same, belonging to the Company (including any of such materials compiled by or for employees of either) or any of its customers, within the Participant's possession or control, and will not at any time thereafter copy, reproduce, or otherwise facilitate the disclosure of such information or data. The Participant further agrees to not retain, use or at any time sue for, any trade name, trademark, service mark, or other proprietary business designation used or owned in connection with the Company's business.
(c)    Definitions. As used in this Section 8, the following terms, when capitalized, shall have the following meanings:
    (i)    Customer. The term "Customer" shall refer only to those customers of the Company who or which are or were actively engaged in matters related to the Company's business within the Look Back Period.
    (ii)    Indirectly. The term “indirectly” means one or more of the following: (A) providing Information (as defined above in this Section 8) to any person or entity for the purpose of assisting such person or entity to engage in activities which the Participant personally would be prohibited from doing by operation of this Section 8; or (B) engaging or encouraging any third-party to act on the Participant’s behalf for the purpose of engaging in activities which the Participant personally would be prohibited from doing by operation of this Section 8.
    (iii)    Look Back Period. The “Look Back Period” means the two (2) year period immediately preceding the effective date of the Participant’s termination of employment with the Company, regardless of the reason for termination; provided, however, if the Participant’s employment with the Company has not terminated, then the “Look Back Period” means the two (2) year period immediately preceding any solicitation or diversion (whether actual or attempted) as prohibited above in Section 8(a).
    (iv)    Material Contact. For purposes of this Agreement, the Participant will be deemed to have had "Material Contact" with a person or business entity if the Participant was provided or otherwise obtained Information (as defined above) concerning the person or entity, or the Participant had personal dealings with the person or entity in the normal course of the Participant's employment with the Company for the purpose of engaging or attempting to engage in matters related to the Company's business.
    (v)    Prospective Customer. The term "Prospective Customer" shall refer only to those prospective customers of the Company who or which had been actively engaged in discussions concerning the Company's business, within the Look Back Period.
(d)    Limitations/Interpretation/Severability.

    (i)    The confidentiality requirements set forth in subparagraph (b) are not intended to function as a restraint on trade, but rather to safeguard Information as required by

Exhibit 10.12

applicable laws and regulations, and to prevent the use and/or disclosure of information which is not generally known or readily ascertainable.

    (ii)    Nothing in this Agreement is intended to or shall interfere with the Participant's right to exercise protected rights, including rights under the NLRA (including the right to file unlawful labor practice (ULP) charges or participate, assist, or cooperate in ULP investigations) or the federal securities laws, including but not limited to the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement, or to report possible violations of law to, file a charge with, or participate in any investigation or proceeding conducted by a federal, state or local government agency, nor shall this Agreement prohibit the Participant from cooperating with any such agency in its investigation or from making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

    (iii)    Furthermore, notwithstanding any confidentiality provision of this Agreement, the Participant may be entitled to civil and/or criminal immunity under the Defend Trade Secrets Act of 2016 for disclosing a trade secret in connection with reporting a suspected violation of law to government officials and under certain other limited circumstances, as further set forth in the Company’s Whistleblower Policy and Confidentiality and Privacy of Information Policy, and related Standards (such policies and standards being incorporated herein by reference).

    (iv)    The Participant has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth in this Section 8 (including, but not limited to, the period of restriction and the restrictions set forth therein) are fair and reasonable and are necessarily required for the protection of the interests of the Company. The Participant further acknowledges that, due to the nature of the Company’s Business, more limited restrictions than those found herein would not be reasonable or appropriate. In the event that any provision of Section 8 is declared by a court of competent jurisdiction or arbitration panel to exceed that which such court or panel deems reasonable and enforceable, such provision(s) are deemed to become and thereafter will be the maximum scope which such court or panel deems reasonable and enforceable. The Participant covenants and agrees that, if the Participant should violate any of the covenants or agreements contained in this Agreement, the Company will be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations, or benefits which the Participant directly or indirectly has realized and/or may realize as a result of, growing out of, or in connection with any such violations, and agrees that such remedy(s) is in addition to and not in limitation of any injunctive relief or other rights or remedies to which the Company may be entitled at law or in equity. Furthermore, in the event of the Participant’s actual breach of any of the covenants contained in Section 8, the applicable period of restriction shall be extended by the amount of time that the Participant is in breach. Finally, the Participant acknowledges and further agrees that (A) if the Participant violates any of the provisions of this Agreement, the Participant will be liable to the Company for any damage caused thereby, and (B), if the breach of any provision could result in irreparable injury to the Company for which monetary damages may be insufficient, then the Company will be entitled to enforce such provisions by obtaining an injunction or order for specific performance.

    (v)    Prior to engaging in any conduct which reasonably calls into question any restriction imposed in this Section 8, the Participant agrees to first submit a written request to

Exhibit 10.12

waive or relax the restriction and to give the Company at least ten (10) business days after its receipt of the request to respond to or to seek additional information bearing on the Participant’s request. The Participant agrees that: (A) the Company may deny or grant any such request, in whole or in part, in its sole and exclusive discretion; and (ii) the Participant’s failure to comply with this procedure will constitute a waiver of the Participant’s right to contest the restriction in any legal proceeding, whether by denial, affirmative defense, counterclaim, complaint or otherwise. Notwithstanding the above, the Participant acknowledges, understands and agrees that, by itself, this Section 8(d)(v) shall not be interpreted as a waiver (or relaxation) of any restriction set forth in this Section 8 and that no such waiver (or relaxation) shall occur unless expressly confirmed in writing by the Company in accordance with the procedure set forth above.

    (vi)    Notwithstanding anything contained herein to the contrary, the provisions and the remedies provided in this Section 8 shall be in addition to, and shall not be deemed to supersede or otherwise to restrict, limit, or impair the rights of the Company under any state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or other proprietary or confidential information.

9.Superseding Agreement; Binding Effect. Except as otherwise provided herein, this Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns. This Agreement does not supersede, replace, invalidate, amend or otherwise limit any non-competition agreement, non-solicitation agreement, employment agreement, consulting agreement or any other similar agreement between the Participant and the Company, including, but not limited to, any restrictive covenants contained in such agreements. Any such agreements and the restrictive covenants contained therein shall remain in full force and effect and the Participant shall remain bound by all such agreements and restrictive covenants.  To the extent the restrictions contained in this Agreement conflict in any way with any restrictions contained in any other agreements between the Participant and the Company, such conflict shall be resolved by giving effect to the provision that provides the greatest protection to the Company that is enforceable under applicable law.
10.Governing Law. Except as otherwise provided in the Plan or herein, and except as otherwise prohibited by law, this Agreement shall be construed and enforced according to the State of North Carolina, without regard to conflicts of laws provisions of any state, and in accordance with applicable federal laws of the United States. Any arbitration between the parties hereto shall be heard in Wake County, North Carolina. If the Company seeks injunctive relief, the Participant hereby consents to the jurisdiction of any local, state, or federal court located in the State of North Carolina.
11.Amendment and Termination. Subject to the terms of the Plan, this Agreement may be amended, altered and/or terminated only by written agreement of the parties hereto. Notwithstanding the foregoing, the Committee shall have unilateral authority to amend the Plan and this Agreement, without the consent of the Participant, to the extent necessary to comply with applicable laws or changes to applicable laws (including but not limited to Internal Revenue Code Section 409A and federal securities laws), or to reduce or eliminate the amount of the Award as provided in Section 14 of this Agreement.

Exhibit 10.12

12.Withholding; Tax Matters.
(a)The Company shall report all income and withhold all required, local, state, federal, foreign income and other taxes and any other amounts the Company reasonably determines are required to be withheld by any governmental authority or law from any amount payable in cash with respect to the Award.
(b)The Company has made no representations or warranties to the Participant with respect to the tax consequences (including but not limited to the income tax consequences) related to the Award or the payout, if any, pursuant to the Award, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences with respect to the Award and that the Participant should consult a tax advisor. The Participant acknowledges that the Participant has been advised that the Participant should consult with the Participant’s own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.
13.Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as are provided in the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement shall be final and binding.
14.Adjustment of Award. The Committee shall have the unilateral discretion to reduce or eliminate the amount of the Award, including an Award otherwise earned and payable pursuant to the terms of the Plan.
15.Clawback.  At the discretion of the Committee and based upon the terms of the Incentive Compensation Policy (as may be amended from time to time) or as otherwise required by law or applicable stock exchange listing standards, a Participant may be obligated to forfeit future incentives or to repay the Company all or any portion, of any performance based compensation previously paid if (a) an accounting restatement occurred due to a material non-compliance of any financial reporting requirement under the Federal securities laws, through intentional misconduct or if incorrectly calculated without misconduct, (b) a discovery was made that a performance metric or calculation used in determining performance-based compensation was materially inaccurate, or (c) a significant violation of the Company's Code of Ethics, as determined by the Independent Directors of the Committee resulted in financial or reputational impact for the Company. Each Participant, by accepting an Award pursuant to the Plan, agrees to repay the full amount required under this Section 15 at such time and in such manner as the Committee shall determine in its sole discretion and consistent with applicable law.
16.Notices. Except as may be otherwise provided by the Plan or determined by the Committee, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three business days after mailed but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant's address indicated by the Company's records, or if to the Company, at the Company's principal office.

Exhibit 10.12

17.Severability.     The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
18.Right of Offset. Notwithstanding any other provision of the Plan or the Agreement and to the extent permitted under Internal Revenue Code Section 409A and other state and local laws, the Company may reduce the amount of any payment or benefit otherwise payable to or on behalf of the Participant by the amount of any obligation of the Participant to the Company, and the Participant shall be deemed to have consented to such reduction.
19.Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

[Signatures on the following page.]

Exhibit 10.12

IN WITNESS WHEREOF, this Agreement has been executed in behalf of the Company and by the Participant effective as of the day and year first above written.

FIRST-CITIZENS BANK & TRUST COMPANY

By:
Printed Name:
Title:

PARTICIPANT

Signed:
Printed Name:

Exhibit 10.12

APPENDIX A
State-Specific Modifications to Covenant of Nonsolicitation and Related Provisions
[Omitted.]
Appendix A – 1 of 1

Exhibit 10.12

APPENDIX B
State-Specific Modifications to Covenant of Nondisclosure and Related Provisions
[Omitted.]
Appendix B - 1 of 1